                                                                    Exhibit 4(b)

                              REMARKETING AGREEMENT


                  REMARKETING AGREEMENT, dated as of April 8, 1998 (this "Remarketing Agreement" or this "Agreement"), by and between Post Apartment Homes, L.P. (the "Operating Partnership") and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch").

                  WHEREAS, the Operating Partnership proposes to issue $50,000,000 aggregate principal amount of Remarketed Reset Notes Due April 7, 2009 (the "Notes"), such Notes to be issued under an Indenture dated as of September 25, 1996 (the "Indenture"), by and between the Operating Partnership and SunTrust Bank, Atlanta, as trustee (the "Trustee"); and

                  WHEREAS, the Notes are to be initially offered to the public through Merrill Lynch; and

                  WHEREAS, the Operating Partnership has requested that Merrill Lynch to act as Rate Agent (as defined in Section 2(a) hereof) and as Remarketing Underwriter (as defined in Section 2(a) hereof) in connection with the Notes and as such to perform the services described herein; and

                  WHEREAS, Merrill Lynch is willing to act as Rate Agent and as Remarketing Underwriter in connection with the Notes and as such to perform such duties on the terms and conditions expressly set forth herein.

                  NOW, THEREFORE, for and in consideration of the covenants herein made, and subject to the conditions herein set forth, the parties hereto agree as follows:

                  Section 1. Definitions. Capitalized terms used and not defined in this Agreement shall have the respective meanings assigned to them in the Notes or, if not defined therein, in the Indenture relating to the Notes.

                  Section 2. Appointment and Obligations of Merrill Lynch. (a) The Operating Partnership hereby appoints Merrill Lynch, and Merrill Lynch hereby accepts such appointment, (i) as the rate agent (the "Rate Agent") of the Operating Partnership for the Notes to determine (1) LIBOR and the interest rate on the Notes for any Quarterly Period, and/or (2) the yield to maturity on the applicable United States Treasury security that is used in connection with the determination of the applicable Fixed Rate, and the ensuing applicable Fixed Rate and (ii) as the exclusive remarketing underwriter (the "Remarketing Underwriter") for the purpose of (x) recommending to the Operating Partnership the Spread for each Subsequent Spread Period that, in the opinion of the Remarketing Underwriter, will enable the Remarketing Underwriter to remarket, for delivery on the Tender Date, tendered Notes at 100% of the principal amount thereof, (y) if the Operating Partnership and the Remarketing Underwriter agree on the Spread referred to in (x) above, entering into a remarketing underwriting agreement (each, a "Remarketing Underwriting Agreement") with the Operating Partnership, substantially in the form attached hereto as Exhibit A, pursuant to which the Remarketing Underwriter will agree to purchase the Notes tendered by the beneficial owners thereof (the "Beneficial Owners") and remarket such Notes (each such purchase and remarketing being hereinafter referred to as a "Remarketing"), and (z) performing such other duties as are assigned to the Remarketing Underwriter in the Notes and/or the Indenture and/or the applicable Remarketing Underwriting Agreement.

                           (b) The Rate Agent hereby agrees to determine LIBOR
on each LIBOR Determination Date in accordance with the following provisions and the other relevant provisions of the Notes:

                                    (i)  LIBOR shall be determined on the basis
                           of the offered rates for three-month deposits in U.S. dollars commencing on the second London Business Day immediately following the applicable LIBOR Determination Date, which appears on Telerate Page 3750 as of approximately 11:00 a.m., London time, on such LIBOR Determination Date. If no rate appears on Telerate Page 3750, LIBOR for the applicable LIBOR Determination Date will be determined in accordance with the provisions of paragraph (ii) below.

                                    (ii) With respect to a LIBOR Determination
                           Date on which no rate appears on Telerate Page 3750 as of approximately 11:00 a.m., London time, on the applicable LIBOR Determination Date, the Rate Agent shall select four major reference banks in the London interbank market and shall request the principal London offices of each such bank to provide it with a quotation of the rate at which three-month deposits in U.S. dollars, commencing on the second London Business Day immediately following such LIBOR Determination Date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such LIBOR Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. If at least two such quotations are provided, LIBOR for the applicable LIBOR Determination Date will be the arithmetic mean of such quotations as calculated by the Rate Agent. If fewer than two quotations are provided, the Rate Agent, after consultation with the Operating Partnership, shall select three major banks in The City of New York and shall request each such bank to provide it with the rates quoted by such bank as of approximately 11:00 a.m., New York City time, on such LIBOR Determination Date for loans in U.S. dollars to leading European banks, having a three-month maturity, commencing on the second London Business Day immediately following such LIBOR Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time, and LIBOR for such LIBOR Determination Date shall be the arithmetic mean of such rates; provided, however, that if the banks selected as aforesaid by the Rate Agent are not quoting as mentioned in this sentence, LIBOR for such

                           LIBOR Determination Date will be the LIBOR determined with respect to the immediately preceding LIBOR Determination Date, or in the case of the first LIBOR Determination Date, LIBOR for the Initial Quarterly Period.

                           (c) The Rate Agent hereby agrees to determine the
yield to maturity on the applicable United States Treasury security that is used in connection with the determination of the applicable Fixed Rate, and the ensuing applicable Fixed Rate, in accordance with this Section 2(c): If the Notes are to be reset to the Fixed Rate Mode, as agreed to by the Operating Partnership and the Remarketing Underwriter on a Duration/Mode Determination Date, then the applicable Fixed Rate for the corresponding Subsequent Spread Period will be determined by 1:00 p.m., New York City time, on the third Business Day prior to the Commencement Date for the Subsequent Spread Period (the "Fixed Rate Determination Date"). The Fixed Rate will be a per annum rate and will be determined by adding (i) the applicable Spread (as agreed to by the Operating Partnership and the Remarketing Underwriter on the preceding Spread Determination Date) to (ii) the yield to maturity determined by 1:00 p.m., New York City time, on the Fixed Rate Determination Date (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the applicable United States Treasury security, selected by the Rate Agent after consultation with the Remarketing Underwriter, as having a maturity comparable to the duration selected for the following Subsequent Spread Period, which would be used in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the duration selected for the following Subsequent Spread Period.

                  Section 3. Fees and Expenses. The obligations of the Operating Partnership to pay to the Remarketing Underwriter on each Tender Date the fees set forth in the applicable Remarketing Underwriting Agreement shall survive the termination of this Agreement and remain in full force and effect until all such payments shall have been made in full. The Operating Partnership will pay all expenses of the Remarketing Underwriter in connection with the Remarketing Underwriting Agreement, including: (a) the preparation, filing, printing and delivery of the prospectus, if any, and any amendments or supplements thereto and any Remarketing Memorandum (as defined in the Remarketing Underwriting Agreement) in connection with the Remarketing of the Notes; (b) the preparation and delivery of this Agreement, the Remarketing Underwriting Agreement, the Indenture and such other documents as may be required in connection with the Remarketing of the Notes; (c) the fees and disbursements of the Operating Partnership's accountants, counsel and other advisors or agents (including any calculation agent or exchange rate agent) and of the fees and disbursements of the Trustee; (d) the fees charged by nationally recognized statistical rating organizations for the rating of the Notes; and (e) the preparation, issuance and delivery to the Depository Trust Company for credit to the account of the Remarketing Underwriter of any global note registered in the name of Cede & Co., as nominee for the Depository Trust Company.

                  Section 4. Removal of the Rate Agent and Remarketing Underwriter. With respect to any Subsequent Spread Period, the Operating Partnership may, in its absolute discretion, remove the Rate Agent and Remarketing Underwriter by giving notice to the Rate Agent and Remarketing Underwriter prior to 3:00 p.m., New York City time, on the Duration/Mode Determination Date applicable thereto, such removal to be effective upon the Operating Partnership's appointment of a successor Rate Agent and Remarketing Underwriter. In such case, the Operating Partnership will use its best efforts to appoint a successor Rate Agent and Remarketing Underwriter and enter into such a remarketing agreement with such persons as soon as reasonably practicable.

                  Section 5. Dealing in the Notes. Subject to its compliance with applicable laws and regulations, Merrill Lynch, when acting as a Rate Agent and Remarketing Underwriter or in its individual or any other capacity, may buy, sell, hold and deal in any of the Notes. Merrill Lynch may exercise any vote or join in any action which any Beneficial Owner of Notes may be entitled to exercise or take pursuant to the Indenture with like effect as if it did not act in any capacity hereunder. Merrill Lynch, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Operating Partnership as freely as if it did not act in any capacity hereunder.

                  Section 6. Current Prospectus. If Merrill Lynch determines, based upon advice of counsel, that changes in applicable law, regulations or interpretations of the Securities and Exchange Commission (the "Commission") make it necessary or advisable to file a new registration statement with the Commission and/or deliver a current prospectus in connection with a Remarketing, the Operating Partnership shall file a new registration statement with the Commission, in a form reasonably acceptable to Merrill Lynch and its counsel, and furnish a current prospectus to be used by the Remarketing Underwriter in such Remarketing, as applicable.

                  Section 7. Representations and Warranties of the Operating Partnership. The Operating Partnership represents and warrants to Merrill Lynch as of the date hereof, and as of each Tender Date, as follows:

                           (a) The Operating Partnership has made all filings with the Commission that it is required to make under the Securities Exchange Act of 1934, as amended (the "1934 Act") and the rules and regulations thereunder (the "1934 Act Regulations") (collectively, the "1934 Act Documents"). Each 1934 Act Document complies in all material respects with the requirements of the 1934 Act and the 1934 Act Regulations, and each 1934 Act Document did not, at the time of filing with the Commission, and will not, as of each Tender Date, as modified or superseded by any subsequently filed 1934 Act Document on or prior to such Tender Date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                           (b) As of the date hereof and at each Tender Date, any prospectus and any Remarketing Memorandum relating to the Notes and any amendments and supplements thereto did not and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                           (c) The accounting firm that certified the financial statements and supporting schedules included in, or incorporated by reference into, the 1934 Act Documents, is an independent public accountant as required by the Securities Act of 1933, as amended (the "1933 Act") and the rules and regulations thereunder (the "1933 Act Regulations").

                            (d) The consolidated financial statements of Post Properties, Inc. (the "Company") and the Operating Partnership included in the Operating Partnership's most recently filed Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, if any, and Current Reports on Form 8-K, if any, filed since the latest Annual Report on Form 10-K, together with the related schedules and notes, as well as those financial statements, schedules and notes of any other entity included therein, if any, present fairly the financial position of the Company, the Operating Partnership and their consolidated subsidiaries, or such other entities, as the case may be, at the respective dates indicated and the statement of operations, shareholders' equity, partners' equity, and cash flows of the Company, the Operating Partnership and their consolidated subsidiaries, or such other entities, as the case may be, for the periods specified. Such financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved. The supporting schedules, if any, included in the 1934 Act Documents present fairly the information required to be stated therein. The selected financial data and the summary financial information, if any, included in the Operating Partnership's 1934 Act Documents present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in, or incorporated by reference into, the 1934 Act Documents. The Company's and the Operating Partnership's ratios of earnings to fixed charges and ratios of earnings to fixed charges and preferred stock dividends (actual and, if any, pro forma) included in the 1934 Act Documents have been calculated in compliance with Item 503(d) of Regulation S-K of the Commission. In addition, any pro forma financial statements included in, or incorporated by reference into, the 1934 Act Documents comply in all material respects with the, or incorporated by reference into, applicable requirements of Rule 11-02 of Regulation S-X of the Commission, and the assumptions used in the preparation thereof are, in the opinion of the Company, reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein and have been properly applied to the historical amounts in the compilation of such statements. Other than the historical financial statements (and schedules) included therein, no other historical or pro forma financial statements (or schedules) are required to be included in the 1934 Act Documents.

                           (e) Since the respective dates as of which information is given in the 1934 Act Documents, except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, assets, business affairs or business prospects of the Operating Partnership and its Subsidiaries considered as one enterprise (a "Material Adverse Effect"), whether or not arising in the ordinary course of business;
         (B) no casualty loss or condemnation or other adverse event with respect to any of the interests held directly or indirectly in any of the real properties owned, directly or indirectly, by the Operating Partnership or its Subsidiaries (the "Properties") has occurred that is material to the Operating Partnership and its Subsidiaries considered as one enterprise; (C) there have been no transactions entered into by the Operating Partnership or any Subsidiary, other than those arising in the ordinary course of business, which are material with respect to the Operating Partnership and its Subsidiaries considered as one enterprise or that would result, upon consummation, in any material inaccuracy in the representations contained in Section 7(a) above; (D) neither the Operating Partnership nor any Subsidiary has incurred any material obligation or liability, direct, contingent or otherwise; and (E) there has been no material change in the short-term debt or long-term debt of the Operating Partnership.

                           (f) The Operating Partnership has been duly formed and is validly existing as a limited partnership in good standing under the Georgia Revised Uniform Limited Partnership Act (the "Georgia Act") with partnership power and authority to own, lease and operate its properties, to conduct the business in which it is engaged and to enter into and perform its obligations under or as contemplated under this Remarketing Agreement, the Remarketing Underwriting Agreement and the other agreements to which it is a party. The Operating Partnership is duly qualified or registered as a foreign partnership and is in good standing in each jurisdiction in which such qualification or registration is required, whether by reason of the ownership, leasing or management of property or the conduct of business, except where the failure to so qualify or register would not have a Material Adverse Effect.

                           (g) Each corporation or a partnership a majority of the outstanding equity interests of which is owned or controlled, directly or indirectly, by the Company or the Operating Partnership, as the case may be, or by one or more other Subsidiaries of the Company or the Operating Partnership (the "Subsidiaries") has been duly formed and is validly existing and in good standing under the laws of its jurisdiction of organization with partnership or corporate power and authority to conduct the business in which it is engaged and to own, lease and operate its properties as described in the 1934 Act Documents and to enter into and perform its obligations under any agreements to which it is a party. Each of the Subsidiaries is duly qualified as a foreign partnership, corporation or other organization to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property, the management of properties by others or the conduct of business, except where the failure to so qualify would not have a Material Adverse Effect.

                           (h) All of the issued and outstanding shares of capital stock and partnership interests, as the case may be, of each Subsidiary have been validly issued and fully paid and are owned by the Operating Partnership, the Company, another Subsidiary, and/or certain affiliated entities as described in the 1934 Act Documents, in each case free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, other than the transfer restrictions set forth in the Option and Transfer Agreement by and among the Operating Partnership, Post Services, Inc., John A. Williams and John T. Glover. Except as otherwise disclosed in the 1934 Act Documents, the Operating Partnership owns no direct or indirect equity interest in any entity other than its Subsidiaries.

                           (i) The authorized, issued and outstanding partnership interests of the Operating Partnership are as set forth in the Operating Partnership's financial statements included in or incorporated by reference into the 1934 Act Documents (except for subsequent issuances thereof, if any, contemplated pursuant to reservations, agreements or employee benefit plans or pursuant to the exercise of convertible securities or options). Such partnership interests have been duly authorized and validly issued by the Operating Partnership and are fully paid and none of such partnership interests were issued in violation of preemptive or other similar rights of any securityholder of the Operating Partnership.

                           (j) This Remarketing Agreement has been duly authorized, executed and delivered by the Operating Partnership. The execution and delivery by the Operation Partnership of the Remarketing Underwriting Agreement has been duly authorized by all necessary partnership action of the Operating Partnership

                           (k) The Operating Partnership has full power and authority to enter into and perform its obligations under this Agreement and this Agreement has been duly authorized, executed and delivered by the Operating Partnership and, assuming due authorization, execution and delivery by the other parties thereto, is a valid and binding agreement of the Operating Partnership enforceable against the Operating Partnership in accordance with its terms, except as (A) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting creditors' rights generally, (B) the availability of equitable remedies may be limited by equitable principles of general applicability, and (C) rights to indemnity and contribution thereunder may be limited by state or federal securities laws or the public policy underlying such laws.

                           (l) The Indenture (A) has been duly authorized, executed and delivered by the Operating Partnership, and, assuming due authorization, execution and delivery by the Trustee, constitutes a valid and binding obligation of the Operating Partnership, enforceable against the Operating Partnership in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity and except the effect on enforceability of (x) requirements that a claim with respect to any Notes payable other than in U.S. dollars (or a foreign or composite currency judgment in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined pursuant to applicable law or (y) federal or state law limiting, delaying or prohibiting the making of payments outside the United States; and (B) conforms in all material respects to the description thereof in the Prospectus relating to the initial issuance of the Notes.

                           (m) The Notes have been duly authorized by the Operating Partnership for offer, sale, issuance and delivery pursuant to the Distribution Agreement and the Terms Agreement and when issued and authenticated in the manner provided for in the Indenture and delivered against payment of the consideration therefor specified in the Terms Agreement, will constitute valid and legally binding obligations of the Operating Partnership, entitled to the benefits of the Indenture enforceable against the Operating Partnership in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity and except the effect on enforceability of (a) requirements that a claim with respect to any Notes payable other than in U.S. dollars (or a foreign or composite currency judgment in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined pursuant to applicable law or (b) federal or state law limiting, delaying or prohibiting the making of payments outside the United States. Such Notes will be in the form contemplated by, and each registered holder thereof is entitled to the benefits of, the applicable Indenture. Such Notes rank and will rank on a parity with all unsecured and unsubordinated indebtedness of the Operating Partnership that is outstanding on the date hereof and on each Tender Date as herein contemplated or that may be incurred thereafter, except that such Notes will be effectively subordinated to the prior claims of each secured mortgage lender to any specific Property which secures such lender's mortgage.

                           (n) Neither the Operating Partnership nor any of its Subsidiaries is in violation of its charter, by-laws, certificate of limited partnership, partnership agreement or LLC agreement, as the case may be, or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which it or any of them is a party or by which any of them may be bound, or to which any of their property or assets is subject, except for such defaults that could not result in a Material Adverse Effect. The execution, delivery and performance of this Remarketing Agreement, the Remarketing Underwriting Agreement and the Indenture and the execution and delivery of the Notes and the transactions contemplated herein or therein, including the issuance, sale and delivery of the Notes and the use of the proceeds from the sale of the Notes as described in the Prospectus relating to the initial issuance of the Notes under the caption "Use of Proceeds," and compliance by the Operating Partnership with its obligations hereunder and thereunder, (A) do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any assets, properties or operations of the Operating Partnership or any of its Subsidiaries pursuant to, any material contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Operating Partnership or any of its Subsidiaries is a party or by which it or any of them may be bound, or to which any of their properties or assets is subject, nor (B) will such action result in any violation of the provisions of the (i) charter, bylaws, LLC agreement or partnership agreement of the Operating Partnership or any Subsidiary, as the case may be, or (ii) any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government agency or court, domestic or foreign, having jurisdiction over the Operating Partnership or any Subsidiary or any of their assets, properties or operations, except any violation that could not result in a Material Adverse Effect. As used herein, a "Repayment Event" means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder's behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Operating Partnership or any Subsidiary.

                           (o) No labor dispute with the employees of the Company, the Operating Partnership or any Subsidiary exists or, to the knowledge of the Operating Partnership, is imminent, which may result in a Material Adverse Effect.

                           (p) There is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending, or to the knowledge of the Operating Partnership threatened against or affecting the Operating Partnership, any Subsidiary thereof, any Property or any officer or director of the foregoing, which is required to be disclosed in the 1934 Act Documents (other than as stated therein), or which could reasonably be expected to result in a Material Adverse Effect, or which might materially and adversely affect the consummation of this Remarketing Agreement, the Remarketing Underwriting Agreement, the Indenture, the Notes or the transactions contemplated herein or therein or the performance by the Operating Partnership of its obligations under this Remarketing Agreement, the Remarketing Underwriting Agreement, the Indenture or the Notes. There is no pending legal or governmental proceedings to which the Operating Partnership or any Subsidiary is a party or of which any of their respective assets or properties is subject which could reasonably be expected to result in a Material Adverse Effect.

                           (q) There are no contracts or documents of the Company or the Operating Partnership which are required to be described in the 1934 Act Documents or the documents incorporated by reference therein or to be filed as exhibits thereto which have not been so described and/or filed as required.

                           (r) No authorization, approval or consent of any court or governmental authority or agency is necessary or required for the performance by the Operating Partnership of its obligations under this Remarketing Agreement, the Remarketing Underwriting Agreement, the Indenture and the Notes or in connection with the transactions contemplated under this Remarketing Agreement, the Remarketing Underwriting Agreement, the Indenture or the Notes or in connection with the Remarketing of the Notes hereunder, except such as have been already obtained or as may be required under the 1933 Act, the 1939 Act, the 1933 Act Regulations or state securities or real estate syndication laws or the rules of the National Association of Securities Dealers, Inc. ("NASD").

                           (s) The Operating Partnership and its Subsidiaries own or possess trademarks, service marks, trade names or other intellectual property (collectively, "Intellectual Property") necessary to carry on the business now operated by them, and neither the Operating Partnership nor any of its Subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Operating Partnership or any of its Subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect.

                           (t) Each of the Operating Partnership and its Subsidiaries has all permits, licenses, approvals, consents, certificates and other authorizations of and from (collectively, "Governmental Licenses") and has made all declarations and filings with all appropriate federal, state, local, foreign and other governmental authorities, all self regulatory organizations and all courts and other tribunals required for it to own, lease, license and use its properties and assets and to conduct its business in the manner described in the 1934 Act Documents, other than such Governmental Licenses the absence of which, singly or in the aggregate, could be reasonably likely to result in a Material Adverse Effect. Neither the Operating Partnership nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, could be reasonably likely to result in a Material Adverse Effect.

                           (u) (A) Except as otherwise set forth in the 1934 Act Documents, the Operating Partnership has good and marketable fee simple title to the land underlying the Properties and good and marketable title to the improvements thereon and all other assets that are required for the effective operation of such Properties in the manner in which they currently are operated, subject, however, to mortgages on such Properties, to utility easements serving such Properties, to liens of ad valorem taxes not due and payable, to zoning and similar governmental land use matters affecting such Properties that are consistent with the current uses of such Properties, to matters of title not adversely affecting marketability of title to such Properties, other statutory liens not due and payable, title matters that may be material in character, amount or extent but which do not materially detract from the value, or interfere with the use of, the Properties or otherwise materially impair the business operations being conducted or proposed to be conducted thereon, ownership of cable television lines and facilities serving one or more of such Properties by the cable television providers or their affiliates, service marks and trade names used in connection with such Properties, and ownership by others of certain items of equipment and other items of personal property that are not material to the conduct of business operations at such Properties; (B) the ground lease under which the Operating Partnership leases the land on which any Property is located is in full force and effect, and the Operating Partnership is not in default in respect of any of the terms or provisions of any such lease and the Operating Partnership has not received notice of the assertion of any claim by anyone adverse to the Operating Partnership's rights as lessee under any such lease, or affecting or questioning the Operating Partnership's right to the continued possession or use of the Property under any such lease or of a default under any such lease, other than claims which would not have a Material Adverse Effect; (C) all liens, charges, encumbrances, claims, or restrictions on or affecting any of the Properties and the assets of the Operating Partnership or any Subsidiary which are required to be disclosed in the 1934 Act Documents are disclosed therein; (D) none of the Operating

         Partnership or any tenant of any of the Properties is in default under any of the leases pursuant to which the Operating Partnership, as lessor, leases its Property (and the Operating Partnership does not know of any event which, but for the passage of time or the giving of notice, or both, would constitute a default under any of such leases) other than such defaults that would not have a Material Adverse Effect;
         (E) except as otherwise set forth in the 1934 Act Documents or to the extent not material to the Operating Partnership, no person has an option or right of first refusal to purchase all or part of any Property or any interest therein; (F) each of the Properties complies with all applicable codes, laws and regulations (including, without limitation, building and zoning codes, laws and regulations and laws relating to access to the Properties), except to the extent disclosed in the 1934 Act Documents and except for such failures to comply that would not individually or in the aggregate have a Material Adverse Effect; (G) the Operating Partnership does not have knowledge of any pending or threatened condemnation proceedings, zoning change, or other similar proceeding or action that will in any manner affect the size of, use of, improvements on, construction on or access to the Properties, except such proceedings or actions that would not have a Material Adverse Effect; and (H) other than with respect to the Property known as "Post Woods," the Operating Partnership is the beneficiary of title insurance on the Properties in amounts that were commercially reasonable at the time such policies were issued, and in each case such title insurance is in full force and effect.

                           (v) The Operating Partnership is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended (the "1940 Act"), and is not or will not become (as a result of the transactions contemplated hereby) a "holding company" or a "subsidiary company" of a "registered holding company," as defined in the Public Utility Holding Company Act of 1935, as amended.

                           (w) Except as disclosed in the 1934 Act Documents,
         (A) each Property, including, without limitation, the Environment (as defined below) associated with each Property, is free of any Hazardous Substance (as defined below) in violation of any Environmental Law (as defined below) applicable to the Properties, except for any Hazardous Substance that would not have any Material Adverse Effect; (B) neither the Operating Partnership nor any Subsidiary has caused or suffered to occur any Release (as defined below) of any Hazardous Substance into the Environment on, in, under or from any Property in violation of any Environmental Law applicable to such Property, and no condition exists on, in or under any Property or, to the knowledge of the Operating Partnership, any property adjacent to any Property that could result in the occurrence of liabilities under, or any violations of, any Environmental Law applicable to such Property, give rise to the imposition of any Lien (as defined below) under any Environmental Law, or cause or constitute a health, safety or environmental hazard to any property, person or entity except any violation which could not be reasonably likely to result in a Material Adverse Effect; (C) neither the Operating Partnership nor any Subsidiary is engaged in or intends to engage in any manufacturing or any similar operations at any Property that (1) require the use, handling, transportation, storage, treatment or disposal of any Hazardous Substance (other than paints, stains, cleaning solvents, insecticides, herbicides, or other substances that are used in the ordinary course of operating any Property and in compliance with all applicable Environmental Laws) or (2) require permits or are otherwise regulated pursuant to any Environmental Law;
         (D) except as otherwise set forth in the 1934 Act Documents, neither the Operating Partnership nor any Subsidiary has received any notice of a claim under or pursuant to any Environmental Law applicable to a Property or under common law pertaining to Hazardous Substances on any Property or pertaining to other property at which Hazardous Substances generated at any Property have come to be located which could be reasonably likely to result in a Material Adverse Effect; (E) except as otherwise set forth in the 1934 Act Documents, neither the Operating Partnership nor any Subsidiary has received any notice from any Governmental Authority (as defined below) claiming any violation of any Environmental Law that is uncured or unremediated as of the date hereof which could reasonably be likely to result in a Material Adverse Effect; and (F) except as otherwise set forth in the 1934 Act Documents, no Property (1) is included or, to the knowledge of the Operating Partnership or any Subsidiary, proposed for inclusion on the National Priorities List issued pursuant to CERCLA (as defined below) by the United States Environmental Protection Agency (the "EPA") or on the Comprehensive Environmental Response, Compensation, and Liability Information System database maintained by the EPA as a potential CERCLA removal, remedial or response site or (2) is included or proposed for inclusion on, any similar list of potentially contaminated sites pursuant to any other applicable Environmental Law nor has the Operating Partnership, or any subsidiary received any written notice from the EPA or any other Governmental Authority proposing the inclusion of any Property on such list.

                           As used herein, "Hazardous Substance" shall include, without limitation, any hazardous substance, hazardous waste, toxic or dangerous substance, pollutant, solid waste or similarly designated materials, including, without limitation, oil, petroleum, or any petroleum-derived substance or waste, asbestos or asbestos-containing materials, PCBs, pesticides, explosives, radioactive materials, dioxins, urea formaldehyde insulation or any constituent of any such substance, pollutant or waste, including any such substance, pollutant or waste identified, listed or regulated under any Environmental Law (including, without limitation, materials listed in the United States Department of Transportation Optional Hazardous Material Table, 49 C.F.R. ss. 172.101, as the same may now or hereafter be amended, or in the EPA's List of Hazardous Substances and Reportable Quantities, 40 C.F.R. Part 3202, as the same may now or hereafter be amended); "Environment" shall mean any surface water, drinking water, ground water, land surface, subsurface strata, river sediment, buildings, structures, and ambient, workplace and indoor air; "Environmental Law" shall mean the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. ss. 9601, et seq.) ("CERCLA"), the Resource Conservation Recovery Act, as amended (42 U.S.C. ss. 6901, et seq.), the Clean Air Act, as amended (42 U.S.C. ss. 7401, et seq.), the Clean Water Act, as amended (33 U.S.C. ss. 1251, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. ss. 2601 et seq.), the Occupational Safety and Health Act of 1970, as amended (29 U.S.C. ss. 651, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. ss. 1801, et seq.), together with all rules, regulations and orders promulgated thereunder and all other federal, state and local laws, ordinances, rules, regulations and orders relating to the protection of the environment or of human health from environmental effects; "Governmental Authority" shall mean any federal, state or local governmental office, agency or authority having the duty or authority to promulgate, implement or enforce any Environmental Law; "Lien" shall mean, with respect to any Property, any material mortgage, deed of trust, pledge, security interest, lien, encumbrance, penalty, fine, charge, assessment, judgment or other liability in, on or affecting such Property; and "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, emanating or disposing of any Hazardous Substance into the Environment including, without limitation, the abandonment or discard of barrels, containers, tanks (including, without limitation, underground storage tanks) or other receptacles containing or previously containing any Hazardous Substance or any release, emission, discharge or similar term, as those terms are defined or used in any Environmental Law.

                           (x) Each of the Operating Partnership and its Subsidiaries is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged.

                           (y) The assets of the Operating Partnership do not constitute "plan assets" under the Employee Retirement Income Security Act of 1974, as amended.

                           (z) Except as otherwise set forth in the 1934 Act Documents the mortgages and deeds of trust encumbering the properties and assets are not convertible and are not cross-defaulted or cross-collateralized to any property not owned by the Operating Partnership or any of its Subsidiaries; except as otherwise disclosed in the 1934 Act Documents, none of the Operating Partnership or any of its Subsidiaries holds participating interests in such mortgages and deeds of trust.

                           (aa) The partnership agreement of the Operating Partnership (the "Operating Partnership Agreement") has been duly authorized, executed and delivered by the parties thereto and constitutes the valid agreement thereof, enforceable in accordance with its terms, except as (A) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (B) the availability of equitable remedies may be limited by equitable principles of general applicability; and the execution, delivery and performance of the Operating Partnership Agreement did not, at the time of execution and delivery, and does not constitute a breach of, or default under any material contract, lease or other instrument to which the Operating Partnership is a party or by which its properties may be bound or any law, administrative regulation or administrative or court decree.

                           (bb) The Company was organized and has operated in conformity with the requirements for qualification and taxation as a REIT for each of its taxable years beginning with the year ended December 31, 1993, and its current organization and method of operation should enable it to continue to meet the requirements for qualification and taxation as a REIT.

                           (cc) The Operating Partnership and each of the Subsidiary Partnerships are properly classified as partnerships, and not as corporations or as associations taxable as corporations, for Federal income tax purposes throughout the period from July 22, 1993 through the date hereof, or, in the case of any Subsidiary Partnerships that have terminated, through the date of termination of such Subsidiary Partnerships.

                           (dd) Each of the Company, the Operating Partnership and its Subsidiaries has filed all federal, state, local and foreign income tax returns which have been required to be filed (except in any case in which the failure to file would not have a Material Adverse Effect) and has paid all taxes required to be paid and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except, in all cases, for any such tax, assessment, fine or penalty that is being contested in good faith.

                           (ee) The Notes are rated Baa1 by Moody's Investors Service, Inc. and BBB+ by Standard & Poor's Ratings Service.

                           (ff) Any certificate signed by any officer of the Operating Partnership (or any officer of the general partner of the Operating Partnership) or any of its Subsidiaries and delivered to any Underwriter or to counsel for the Underwriter in connection with the offering of Notes shall be deemed a representation and warranty by the Operating Partnership to each Underwriter as to the matters covered thereby on the date of such certificate and, unless subsequently amended or supplemented, at each Closing Date subsequent thereto.

                  References in the foregoing representations and warranties to the 1934 Act Documents shall be deemed to refer to the registration statement, prospectus and Remarketing Memorandum, if any, in each case including the documents incorporated by reference therein, if any of such documents are required pursuant to Section 6 hereof.

                  Section 8. Conditions to the Remarketing Underwriter's Obligations. The obligations of the Remarketing Underwriter to purchase and remarket the Notes shall be subject to the terms and conditions of the applicable Remarketing Underwriting Agreement.

                  Section 9.        Indemnification.

                           (a) Indemnification. The Operating Partnership agrees to indemnify and hold harmless the Remarketing Underwriter and each person, if any, who controls the Remarketing Underwriter within the meaning of Section 20 of the 1934 Act and any director, officer, employee or affiliate thereof, as follows:

                                    (i) against any and all loss, liability,
         claim, damage and expense whatsoever, as incurred, arising out of (A) the failure to have an effective registration statement under the 1933 Act, relating to the Notes, if required, or the failure to satisfy the prospectus delivery requirements of the 1933 Act because the Operating Partnership failed to provide the Remarketing Underwriter with a prospectus for delivery, or (B) any untrue statement or alleged untrue statement of a material fact contained in the registration statement or Remarketing Memorandum, if any, or any amendment thereto (including any documents incorporated by reference therein), or (C) the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, or (D) any violation by the Operating Partnership of, or any failure by the Operating Partnership to perform any of its obligations under, this Agreement or (E) the acts or omissions of the Rate Agent in connection with its duties and obligations hereunder except those that are finally judicially determined to be due to its gross negligence or willful misconduct;

                                    (ii) against any and all loss, liability,
         claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever arising out of, or based upon, any of items (A) through (E) of clause (i) above; provided that (subject to Section 9(d) hereof) any such settlement is effected with the written consent of the Operating Partnership, which consent shall not be unreasonably withheld; and

                                    (iii) against any and all expense
         whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Remarketing Underwriter), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever arising out of, or based upon, any of items (A) through (E) of clause (i) above to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Operating Partnership by the Remarketing Underwriter expressly for use in the Remarketing Memorandum or registration statement (or any amendment thereto), if applicable.

                           (b) Indemnification of Operating Partnership, Directors and Officers. The Remarketing Underwriter agrees to indemnify and hold harmless the Operating Partnership, its directors, officers, employees and affiliates, and each person, if any, who controls the Operating Partnership within the meaning of Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in Section 9(a) hereof, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Remarketing Memorandum or registration statement (or any amendment thereto), if applicable, in reliance upon and in conformity with written information furnished to the Operating Partnership by the Remarketing Underwriter expressly for use in such Remarketing Memorandum or registration statement (or any amendment thereto).

                           (c) Actions Against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 9(a) above, counsel to the indemnified parties shall be selected by the Remarketing Underwriter. In the case of parties indemnified pursuant to Section 9(b) above, counsel to the indemnified parties shall be selected by the Operating Partnership. An indemnifying party may participate at its own expense in the defense of such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any one local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 9 or 10 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

                           (d) Settlement without Consent if Failure to
         Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 9(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

                           (e) Continuation of Indemnification. The indemnity agreements contained in this Section 9 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Remarketing Underwriter, and shall survive the termination or cancellation of this Agreement and the remarketing of any Notes hereunder.

                  Section 10. Contribution. If the indemnification provided for in Section 9 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Operating Partnership, on the one hand, and the Remarketing Underwriter, on the other hand, from the remarketing of the Notes pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Operating Partnership, on the one hand, and the Remarketing Underwriter, on the other hand, in connection with the acts, failures to act, statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

                  The relative benefits received by the Operating Partnership, on the one hand, and the Remarketing Underwriter, on the other hand, in connection with the remarketing of the Notes pursuant to this Agreement shall be deemed to be in the same respective proportions as (i) the aggregate principal amount of the Notes and (ii) the aggregate positive difference, if any, between the price at which the Notes are sold by the Remarketing Underwriter in the remarketing and the price paid by the Remarketing Underwriter for the Notes tendered on a Tender Date.

                  The relative fault of the Operating Partnership, on the one hand, and the Remarketing Underwriter, on the other hand, shall be determined by reference to, among other things, the responsibility hereunder of the applicable party for any act or failure to act relating to the losses, liabilities, claims, damages or expenses incurred or, in the case of any losses, liabilities, claims, damages or expenses arising out of any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact contained in any Remarketing Memorandum or registration statement (as amended), if applicable, or the omission or alleged omission to state a material fact therefrom, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Operating Partnership or by the Remarketing Underwriter and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

                  The Operating Partnership and the Remarketing Underwriter agree that it would not be just and equitable if contribution pursuant to this
Section 10 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 10. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 10 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any applicable untrue or alleged untrue statement or omission or alleged omission.

                  Notwithstanding the provisions of this Section 10, the Remarketing Underwriter gent shall not be required to contribute any amount in excess of the amount by which the total price at which the Notes remarketed by it and resold to the public were sold to the public exceeds the amount of any damages which the Remarketing Underwriter has otherwise been required to pay by reason of any act or failure to act for which it is responsible hereunder or any untrue or alleged untrue statement or omission or alleged omission.

                  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                  For purposes of this Section 10, each person, if any, who controls the Remarketing Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Remarketing Underwriter, and each person, if any, who controls the Operating Partnership within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Operating Partnership.

                  Section 11. Termination of this Remarketing Agreement. Subject to Section 3 hereof relating to the payment of fees and expenses, this Agreement
(i) shall terminate as to the Rate Agent on the effective date of the removal of such Rate Agent pursuant to Section 4 hereof, and (ii) shall terminate as to the Remarketing Underwriter on the effective date of the removal of such Remarketing Underwriter pursuant to Section 4 hereof.

                  Section 12. Rate Agent's and Remarketing Underwriter's Performance; Duty of Care. The duties and obligations of the Rate Agent and Remarketing Underwriter hereunder shall be determined solely by the express provisions of this Remarketing Agreement and the Notes and the Indenture and, in the case of the Remarketing Underwriter, the applicable Remarketing Underwriting Agreement.

                  Section 13. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE.

                  Section 14. Term of Agreement. Unless otherwise terminated in accordance with the provisions hereof, this Agreement shall remain in full force and effect from the date hereof until the first day thereafter on which no Notes are outstanding.

                  Section 15. Successors and Assigns. The rights and obligations of the Operating Partnership hereunder may not be assigned or delegated to any other person without the prior written consent of Merrill Lynch. The rights and obligations of Merrill Lynch hereunder may not be assigned or delegated to any other person without the prior written consent of the Operating Partnership. This Agreement shall inure to the benefit of and be binding upon the Operating Partnership and Merrill Lynch and their respective successors and assigns. The terms "successors" and "assigns" shall not include any purchaser of any Notes merely because of such purchase.

                  Section 16. Headings. Section headings have been inserted in this Agreement as a matter of convenience of reference only, and it is agreed that such section headings are not a part of this Agreement and will not be used in the interpretation of any provisions of this Agreement.

                  Section 17. Severability. If any provision of this Agreement shall be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any or all jurisdictions because it conflicts with any provision of any constitution, statute, rule or public policy or for any other reason, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case, circumstances or jurisdiction, or of rendering any other provision or provisions of this Agreement invalid, inoperative or unenforceable to any extent whatsoever.

                  Section 18. Counterparts. This Agreement may be executed in several counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same document.

                  Section 19. Amendments. This Agreement may be amended by any instrument in writing signed by each of the parties hereto.

                  Section 20. Notices. Unless otherwise specified, any notices, requests, consents or other communications given or made hereunder or pursuant hereto shall be made in writing or transmitted by any standard form of telecommunication or by telephone and confirmed in writing. All written notices shall be deemed to be validly given or made, if delivered by hand, when so delivered, or if mailed, when mailed registered or certified mail, return receipt requested and postage prepaid. All notices by telecommunication (including telephone) shall be deemed to be validly given or made when received. All such notices, requests, consents or other communications shall be addressed as follows: if to the Operating Partnership, to Post Apartment Homes, L.P., 3350 Cumberland Circle, N.W., Suite 2000, Atlanta, Georgia 30339, Attention: John T. Glover, President; and if to Merrill Lynch, to Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch World Headquarters, World Financial Center, North Tower, New York, New York 10281-1209, Attention: Debt Syndicate, or to such other address as either of the above shall specify to the other in writing.

                  Section 21. Benefit. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon or given any person other than the parties hereto any remedy or claim under or by reason of this Agreement or any term, covenant or condition hereof, all of which shall be for the sole and exclusive benefit of the parties.

                  IN WITNESS WHEREOF, each of the Operating Partnership and Merrill Lynch has caused this Agreement to be executed in its name and on its behalf by one of its duly authorized officers as of the date first above written.

                             POST APARTMENT HOMES, L.P.



                             By:    Post GP Holdings, Inc., it general partner



                                    By:
                                       --------------------------------------
                                    Name:
                                    Title:



                             MERRILL LYNCH & CO.
                             MERRILL LYNCH, PIERCE, FENNER & SMITH
                                          INCORPORATED



                             By:
                                ---------------------------------------------
                                Name:
                                Title: